EXHIBIT 99.1

Investor Relations

712.732.4117

(May 15, 2008)

Record Second Quarter Earnings Reported by Meta Financial Group

Second Quarter Highlights *

•        Net income of $3.0 million for second quarter

•        Net income from continuing operations of $1.2 million, an increase of 88% over 2007

•        Diluted earnings per share of $1.16, or $0.46 for continuing operations

•        Record revenue of $24.5 million, up 72% from 2007; 57% higher on continuing operations

•        KPMG LLC retained as new independent registered public accounting firm

•        SEC and Nasdaq compliance completed with first and second quarter 10-Q filings

•        Meta Payment Systems® (MPS) launches new programs and files five patents

•        Net interest margin widened to 3.59%, an increase of 14 basis points

•        MetaBank West Central sale completed with an after-tax gain of $1.8 million

Summary Financial Data *

	Three Months Ended			Six Months Ended
	3/31/08	12/31/07	3/31/07	3/31/08	3/31/07
Net Interest Income — millions	$6.2	$5.3	$5.4	$11.5	$10.4
Non Interest Income — millions	12.3	6.1	4.4	18.4	8.5

Net Income (Loss) — millions	$3.0	$(0.7)	$0.7	$2.3	$(2.0)
Diluted earnings (loss) per share	1.16	(0.29)	0.28	0.87	(0.78)

Net interest margin	3.59%	3.49%	3.45%	3.52%	3.46%
Non-performing assets - % of total assets	0.39%	0.36%	0.38%

MPS active cards — millions	11.4	11.1	7.7
MPS transaction volume — billions	$2.3	$1.6	$1.1	$3.9	$1.9

* Also, please see more detailed Financial Highlights tables at the end of this document.

STORM LAKE, IOWA — (May 15, 2008) Meta Financial Group (the Company) reported diluted earnings per share of $1.16 for the second quarter of 2008 on net income of $3.0 million.  For the first fiscal quarter of 2008, the Company reported a diluted net loss of $0.29 per share on a net loss of $0.7 million.  This compares to diluted earnings per share of $0.28 and a net loss of $1.08 for the 2007 second and first quarters, respectively.  Earnings growth in the second quarter was driven by an increase in card fee income, primarily related to new programs, and an increase in net interest income which were partially offset by increases in card processing expense and growth-related personnel costs.  In addition, the 2008 second quarter included an after-tax gain of $1.8 million from the sale of the MetaBank West Central bank subsidiary.

President and Chief Executive Officer J. Tyler Haahr stated, “Our second quarter net income was our highest earnings quarter ever, and was accomplished despite a difficult economic environment.  The completion of the sale of our West Central bank reflects our strategic plan to redeploy capital from banking markets that have limited growth potential to our Meta Payment Systems division (MPS) that is demonstrating exciting growth and expansion opportunities.  We believe the banking sector outlook is positive in our remaining retail markets and shows good potential for profitable growth.”

Financial Summary

Revenue

Total revenue for the second quarter of fiscal year 2008 reached a record high of $24.5 million compared to $14.1 million for the same quarter in fiscal year 2007.  Revenues in 2008 included a $2.3 million gain on sale of the MetaBank West Central subsidiary.    For continuing operations, revenues increased $8.1 million, or 57 percent.  The improvement in revenues was primarily driven by increased card fee income from organic growth and new card programs, by our partnership with income tax providers and higher net interest income.  Net of taxes, the sale of the subsidiary increased earnings per diluted share by $0.70 in the second quarter.

 On a business segment basis, MPS revenues (interest income plus non-interest income) grew by 179 percent over the same quarter a year ago and now comprise 68 percent of the Company’s total revenue from continuing operations compared to 38 percent in the second quarter of the prior year.  Although prepaid card-related deposits increased during the quarter, the average transfer pricing yield realized by MPS on these deposits dropped by 132 basis points, or 26 percent, from 5.15 percent to 3.83 percent, in line with market conditions.

MPS launched new programs with tax preparers Jackson Hewitt and H&R Block and a travel card with AAA.  The division also experienced growth in rebate and gift cards.  MPS also saw exciting adoption rates on iAdvance, its new patent-pending micro-credit product.  MPS will have seasonality in its results going forward from its relationships in the tax industry.

Net Interest Income

Net interest income for the second quarter was $6.2 million, up $0.8 million or 15 percent from the same quarter last year.  This growth is the result of a continued widening of the Company’s net interest margin and higher interest-earning assets.  Net interest margin improved 14 basis points from 3.45 percent in the second quarter of 2007 to 3.59 percent in 2008.  Both asset yields and liability costs decreased over the period; however, a more favorable deposit mix contributed to the wider margin.  As of March 31, 2008, low- and no-cost checking and prepaid card deposits represented 63 percent of total deposits, compared to 48 percent one year earlier.  The bulk of this shift is due to the dramatic growth in card-related deposits at MPS and growth in checking deposits in our branch locations.

Non-Interest Income

Non-interest income grew considerably in the 2008 second quarter, reaching a record high of $12.3 million.  This represents an increase of $7.9 million, or 180 percent, over the same quarter in 2007.  MPS card fee income grew by $7.8 million, triple the same period of 2007, due to the aforementioned existing program growth and the introduction of several significant new programs.

Non-Interest Expense

Non-interest expense grew $7.3 million or 82 percent from the second quarter of fiscal year 2007 to $16.4 million from the same period in the current fiscal year.  The bulk of the increase occurred in card processing and personnel-related expense and primarily was the result of continued growth in MPS.  These increases relate not only to existing products but to a purposeful investment in new product development.  These outlays affect short term results but position the Company for future earnings growth as these products are introduced to the market.

Compensation expense was $6.5 million for the second quarter of fiscal year 2008 up $2.0 million from the same period in 2007.  The increase primarily represents new program growth within MPS.

MPS also continued to invest in innovation and demonstrate its industry leadership.  The Company filed five patents in the quarter and received several industry awards, including Most Innovative Product (iAdvance), Best Promotion Card Program (Hasbro/Young America), and Industry Leadership (Brad Hanson and Scott Galit).

Card processing expense was $3.5 million higher than the same period in 2007, primarily due to growing card volumes from the previously mentioned new tax services relationships and expansion of existing prepaid card programs.  Other card processing expense increases are attributable to settlement functions related to value loading and card spend.

The Company’s occupancy and equipment expense was $0.8 million higher than the same period in 2007, primarily driven by the addition of administrative office space in Sioux Falls and Omaha and a new branch office in Des Moines, as well as investment in computer hardware and software, primarily to support growth at the MPS division.

Other general and administrative expenses rose primarily due to the increase in the number of employees and the general increase in business activities.

Credit Quality

The Company’s credit quality remains stable.  Non-performing loans at March 31, 2008 were $2.9 million representing 0.70 percent of total loans compared to $2.3 million, or 0.64 percent at September 30, 2007.  The Company believes it has been thoughtful in extending credit to new borrowers and has continued to actively manage risk profiles on existing customers.  The Company’s underlying credit trends are strong, and the Company continues to foster a conservative credit culture.  The Company does not have any direct exposure to subprime mortgage loans or securities.

Loans

Total loans, net of allowance for loan losses, increased $48.3 million during the six months ended March 31, 2008, to $404.0 million or 14 percent since September 30, 2007.  This increase primarily relates to growth of $28.0 million in commercial real estate and $14.5 million from the consumer loan portfolio.  The increase in the consumer loan portfolio is primarily from MPS credit-related programs.

Deposits and Other Liabilities

The Company continues to grow its low- and no-cost deposit portfolio as a result of new and existing program growth at MPS.  Prepaid card deposits and checking deposits were up $100.0 million, or 36 percent, at March 31, 2008, as compared to September 30, 2007.  A portion of this increase results from seasonal gift card deposits that remain unspent and were not present at September 30.  Traditional bank checking deposits also showed positive trends.

Business Segment Performance

Meta Payment Systems

MPS recorded net income of $2.2 million, or $0.82 per diluted share, for the second quarter of fiscal year 2008, compared to $0.7 million, or $0.26 per diluted share, for the same period last year.

Traditional Banking

The Traditional Banking segment recorded a net loss of $0.7 million, or $0.28 per diluted share, for the second quarter of fiscal year 2008, compared to net income of $0.4 million, or $0.15 per diluted share for the same period last year.

Other Information

Please see the Meta Financial Group, Inc. press release issued on March 31, 2008, regarding the sale of its MetaBank West Central subsidiary.  This transaction, which involved the sale of the stock of MetaBank West Central, closed on March 28, 2008.

On February 15, 2008, the Company announced that it was investigating a possible defalcation regarding the issuance of fraudulent certificates of deposit by a former employee over a number of years.  Evidence currently available indicates that there are some $4.2 million of bogus CDs still outstanding to various financial institutions.  At this point, there has been no determination of liability for the Company.  If the Company is found to be liable, the Company believes its insurance will provide coverage.

Meta Financial Group and MetaBank continue to meet regulatory requirements for classification as well-capitalized institutions.

This press release and other important information about the Company are available at www.metacash.com.

Corporate Profile: Meta Financial Group, Inc®. (doing business as Meta Financial Group) is the holding company for MetaBank and Meta Trust Company®.  MetaBank is a federally-chartered savings bank with four market areas:  Northwest Iowa Market, Brookings Market, Central Iowa Market, Sioux Empire Market; and the Meta Payment Systems® prepaid card division.  Thirteen retail banking offices and one administrative office support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota.

The Company, and its wholly-owned subsidiaries, MetaBank and Meta Trust, may from time to time make written or oral “forward-looking statements,” including statements contained in its filings with the Securities and Exchange Commission, in its reports to shareholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control.  Such statements address the following subjects:  future operating results; customer retention; loan and other product demand; important components of the Company’s balance sheet and income statements; growth and expansion; new products and services, such as those offered by MPS or MetaBank; credit quality and adequacy of reserves; technology; and our employees.  The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements:  the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; inflation, interest rate, market, and monetary fluctuations; the timely development of and acceptance of new products and services offered by the Company as well as risks (including litigation) attendant thereto and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third-party vendors; the impact of changes in financial services’ laws and regulations; technological changes, including but not limited to the protection of electronic files or databases; acquisitions; risk in general, including but not limited to those risks involving the MPS division; the growth of the Company’s business as well as expenses related thereto; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default.

The foregoing list of factors is not exclusive.  Additional discussions of factors affecting the Company’s business and prospects are contained in the Company’s periodic filings with the SEC.  The Company expressly disclaims any intent or obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries.

Financial Highlights

Consolidated Statement of Financial Condition

(Dollars In Thousands)	March 31, 2008	September 30, 2007
Assets
Cash and cash equivalents	$64,552	$86,320
Investments and mortgage-backed securities	249,262	158,701
Loans receivable, net	403,954	355,612
Other assets	92,767	85,447
Total assets	$810,535	$686,080

Liabilities
Deposits	$593,923	$522,978
Other borrowings	147,524	78,534
Other liabilities	16,212	36,470
Total liabilities	$757,659	$637,982

Shareholders' equity	$52,876	$48,098
Total liabilities and shareholders' equity	$810,535	$686,080

Consolidated Statements of Income

	For the 3 Months		For the 6 Months
	Ended March 31:		Ended March 31:
(Dollars In Thousands, except per share data)	2008	2007	2008	2007
		(As Restated)		(As Restated)
Interest income	$9,895	$9,720	$18,794	$19,503
Interest expense	3,679	4,277	7,304	9,069
Net interest income	6,216	5,443	11,490	10,434
Provision for loan losses	200	(225)	70	3,838

Net interest income after provision for loan losses	6,016	5,668	11,420	6,596
Non-interest income	12,285	4,393	18,415	8,494
Non-interest expense	16,355	9,010	29,141	17,593
Income (loss) from continuing operations before income tax expense (benefit)	1,946	1,051	694	(2,503)
Income tax expense (benefit) from continuing operations	743	412	281	(847)
Income (loss) from continuing operations	1,203	639	413	(1,656)

Gain on sale from discontinued operations before taxes	2,309	—	2,309	—
Income (loss) from discontinued operations before taxes	4	152	76	(501)
Income tax expense (benefit) from discontinued operations	478	56	500	(188)
Income (loss) from discontinued operations	1,835	96	1,885	(313)

Net income (loss)	$3,038	$735	$2,298	$(1,969)

Earnings (loss) per common share
Basic-income (loss) from continuing operations	$0.47	$0.25	$0.16	$(0.66)
Basic-net income (loss)	$1.18	$0.29	$0.89	$(0.78)
Diluted-income (loss) from continuing operations	$0.46	$0.24	$0.16	$(0.66)
Diluted-net income (loss)	$1.16	$0.28	$0.87	$(0.78)

Selected Financial Information

	2008	2007
For the 6 Months Ended March 31,
Return on average assets-continuing operations	0.12%	-0.45%
Return on average equity-continuing operations	2.02%	-7.42%
Average shares outstanding for diluted earnings per share	2,638,333	2,515,266

	March 31, 2008	September 30, 2007
At Period Ended:
Equity to total assets	6.52%	7.01%
Book value per common share outstanding	$20.37	$18.57
Tangible book value per common share outstanding	$19.62	$17.99
Common shares outstanding	2,596,084	2,589,717
Non-performing assets to total assets-continuing operations	0.39%	0.38%

Meta Financial Group, Inc. ® \ 121 East Fifth Street \ P.O. Box 1307 \ Storm Lake, Iowa 50588

Financial Highlights

Consolidated Statement of Financial Condition

(Dollars In Thousands)	December 31, 2007	September 30, 2007
Assets
Cash and cash equivalents	$29,075	$86,320
Investments and mortgage-backed securities	216,426	158,701
Loans receivable, net	386,660	355,612
Other assets	129,233	85,447
Total assets	$761,394	$686,080

Liabilities
Deposits	$582,025	$522,978
Other borrowings	81,730	78,534
Other liabilities	49,080	36,470
Total liabilities	$712,835	$637,982

Shareholders' equity	$48,559	$48,098
Total liabilities and shareholders' equity	$761,394	$686,080

Consolidated Statements of Income

	For the 3 Months
	Ended December 31:
(Dollars In Thousands, except per share data)	2007	2006
		(Restated)
Interest income	$8,899	$9,783
Interest expense	3,625	4,792
Net interest income	5,274	4,991
Provision for loan losses	(130)	4,063

Net interest income after provision for loan losses	5,404	928
Non-interest income	6,130	4,100
Non-interest expense	12,786	8,583
Loss from continuing operations before income tax (benefit)	(1,252)	(3,555)
Income tax (benefit) from continuing operations	(462)	(1,259)
Loss from continuing operations	(790)	(2,296)

Income (loss) from discontinued operations before taxes	72	(652)
Income tax expense (benefit) from discontinued operations	22	(244)
Income (loss) from discontinued operations	50	(408)

Net loss	$(740)	$(2,704)

Loss per common share
Basic-loss from continuing operations	$(0.31)	$(0.92)
Basic-net loss	$(0.29)	$(1.08)
Diluted-loss from continuing operations	$(0.31)	$(0.92)
Diluted-net loss	$(0.29)	$(1.08)

Selected Financial Information

	2007	2006
For the 3 Months Ended December 31,
Return on average assets-continuing operations	-0.46%	-1.25%
Return on average equity-continuing operations	-7.18%	-20.10%
Average shares outstanding for diluted earnings per share	2,567,575	2,506,220

	December 31, 2007	September 30, 2007
At Period Ended:
Equity to total assets	6.38%	7.01%
Book value per common share outstanding	$18.75	$18.57
Tangible book value per common share outstanding	$18.17	$17.99
Common shares outstanding	2,589,717	2,589,717
Non-performing assets to total assets-continuing operations	0.36%	0.38%

Meta Financial Group, Inc. ® \ 121 East Fifth Street \ P.O. Box 1307 \ Storm Lake, Iowa 50588